Exhibit 10.1

EXECUTION COPY

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of May 12, 2014 (this “Agreement”), is made and entered into by and among The Hillshire Brands Company, a Maryland corporation (“Parent”), and the undersigned stockholders (each, a “Stockholder” and, collectively, the “Stockholders”) of Pinnacle Foods Inc., a Delaware corporation (the “Company”). Parent and each of the Stockholders are referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, Helix Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Helix Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger LLC”), are entering into an Agreement and Plan of Merger, dated May 12, 2014 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, among other things, Merger Sub will merge with and into the Company (the “Merger”), and each of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (“Company Common Stock”), other than shares of Company Common Stock owned, directly or indirectly, by Parent, the Company, Merger Sub or Merger LLC, will, subject to the terms of the Merger Agreement, be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, as of the date hereof, each Stockholder Beneficially Owns (as defined below) and owns of record the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule I hereto (the “Existing Shares”); and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. The following terms, as used in this Agreement, shall have the meanings specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security and/or (ii) investment power which includes the power to dispose of, or to direct the disposition of, such Security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided, that, for purposes of determining whether a Person is a Beneficial Owner of such Security, a Person shall be deemed to be the Beneficial Owner of any Securities which may be acquired by such Person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Ownership” shall have a correlative meaning. For the avoidance of doubt, Parent shall not be deemed to be the Beneficial Owner of the Covered Company Shares by virtue of this Agreement.

“Covered Company Shares” means, with respect to each Stockholder, (1) such Stockholder’s Existing Shares, and (2) any shares of Company Common Stock or other voting capital stock of the Company and any Securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that such Stockholder has Beneficial Ownership of on or after the date hereof; it being understood that if any Stockholder acquires securities (or rights with respect thereto) described in clause (2) above, such Stockholder shall promptly notify Parent in writing, indicating the number of such securities so acquired.

“Permitted Transfer” means a transfer of Covered Company Shares by a Stockholder to any Affiliate of such Stockholder if the transferee of such Covered Company Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder, and upon such transfer to be deemed a Stockholder hereunder. Notwithstanding anything in the foregoing to the contrary, each of the Stockholders may from time to time transfer among and between themselves any of the Covered Company Shares and each such transfer shall be deemed a Permitted Transfer (it being understood that any Covered Company Shares so transferred shall continue to constitute Covered Company Shares under this Agreement).

“Transfer” means any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise) or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest (including voting interest) in any capital stock (it being understood that no Transfer shall be deemed to be made by Stockholder solely as a result of transfers of limited partnership interests in such Stockholder).

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote.

(a) Subject to Section 2.1(c)(ii), each Stockholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at the Company Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company (the date of the taking of any such action being an applicable “Determination Date”), such Stockholder shall, in each case to the fullest extent that the Covered Company Shares are entitled to vote thereon or consent thereto, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought:

(i) appear at each such meeting or otherwise cause such Stockholder’s Covered Company Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Company Shares:

(1) in favor of the approval and adoption of the Merger, the Merger Agreement and any other action in furtherance of the consummation of the Merger and the related transactions;

(2) in favor of any proposal to adjourn a meeting of the stockholders of the Company to solicit additional proxies in favor of the approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby;

(3) against any Takeover Proposal; and

(4) against any other action, agreement or transaction that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Stockholder of its obligations under this Agreement.

(b) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent. The obligations of the Stockholders in this Section 2.1 shall, subject to Section 2.1(c)(ii), apply whether or not the Merger or any action above is recommended by the Board of Directors of the Company (or any committee thereof).

(c) Notwithstanding Section 2.1(a), in the event of a Company Adverse Recommendation Change made in compliance with the Merger Agreement in connection with a Superior Proposal (a “Trigger Event”), the obligation of the Stockholders to vote Covered Company Shares in the manner set forth in Section 2.1(a)(ii) shall be modified such that:

(i) the Stockholders shall vote (or cause to be voted), in person or by proxy, or (if applicable) deliver (or cause to be delivered) a written consent covering, a number of Covered Company Shares (rounded up to the nearest whole share) that represent thirty-three and one-third percent (33 1⁄3%) of the total voting power of the outstanding shares of Company Common Stock as of immediately prior to the applicable Determination Date (with respect to any applicable Determination Date, such number of Covered Company Shares being the applicable “Locked Up Shares”; it being understood that from the date hereof until the Trigger Date, the number of Locked Up Shares shall be equal to the aggregate number of Covered Company Shares), voting together as a single class, entitled to vote in respect of such matter, as provided in Section 2.1(a)(ii); and

(ii) the Stockholders shall cause a number of Covered Company Shares equal to the aggregate number of Covered Company Shares minus the applicable aggregate number of Locked Up Shares (with respect to any applicable Determination Date, such number of Covered Company Shares being the applicable “Released Shares”; it being understood that from the date hereof until the Trigger Date, the number of Released Shares shall be zero) so entitled to vote to be voted in any manner such Stockholder chooses in its sole discretion.

(d) Promptly following the occurrence of a Trigger Event, the Stockholders shall deliver a written notice to Parent indicating, for each such Stockholder (x) the number of Covered Company Shares of such Stockholder that are included within the Locked-Up Shares as of such date and (y) the number of Covered Company Shares of such Stockholder that are included within the Released Shares as of such date (it being understood that (x) the aggregate number of Locked Up Shares and Released Shares for all Stockholders shall be equal to the aggregate number of Company Covered Shares as of such date and (y) the aggregate number of Locked Up Shares of all Stockholders reflected in such notice must represent thirty-three and one-third percent (33 1⁄3%) of the total voting power of the outstanding shares of Company Common Stock as of immediately prior to the Trigger Date), and such notice shall include reasonably detailed information to support the determination of such aggregate number of Locked Up Shares.

Section 2.2 No Inconsistent Agreements. Subject to Section 2.1(c)(ii) and Section 3.2(b)(ii) (as it relates to actions taken after the Trigger Date with respect to clauses (a) and (b) below and then only to the extent relating to the Released Shares), each Stockholder, jointly and severally, represents, covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement, voting trust or similar arrangement or understanding with respect to any Covered Company Shares, (b) has not granted, and shall not grant at any time prior to the Termination

Date, a proxy (except in accordance with Section 2.3 hereof), consent or power of attorney with respect to any Covered Company Shares and (c) has not taken, and shall not take at any time while this Agreement remains in effect, any action that would (1) make any representation or warranty of any Stockholder contained herein untrue or incorrect, (2) violate or conflict with the Stockholder’s covenants and obligations under this Agreement or (3) otherwise have the effect of restricting, preventing or disabling the Stockholder from performing any of its obligations under this Agreement.

Section 2.3 Grant of Irrevocable Proxy. Subject to Section 2.1(c)(ii), each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact Parent, and any other Person designated by Parent in writing (collectively, the “Grantees”), each of them individually, with full power of substitution and resubstitution, to the fullest extent of such Stockholder’s rights with respect to the Covered Company Shares, effective as of the date hereof and continuing until the Termination Date (the “Voting Period”), to vote (or execute written consents, if applicable) with respect to the Covered Company Shares as required pursuant to Section 2.1(a), Section 2.1(b) and Section 2.1(c)(i) hereof and, in the discretion of the Grantees, with respect to any proposed postponement or adjournments of any annual or special meetings of the stockholders of the Company (including the Company Stockholder Meeting) at which any of the matters described in Section 2.1(a) was to be considered. The proxy granted by each Stockholder hereunder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy, and each Stockholder (a) will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and (b) hereby revokes any proxy previously granted by such Stockholder with respect to any Covered Company Shares (other than the proxy for the Company’s annual meeting to be held June 10, 2014 with respect to the matters set forth in the proxy materials therefor filed with the SEC on April 30, 2014, other than proposal five to the extent it involves any matter described in Section 2.1(a)); provided, however, that upon the occurrence of a Trigger Event, the proxy granted herein shall be modified such that it only applies to the Locked Up Shares (as determined from time to time in connection with any Determination Date). The power of attorney granted by each Stockholder hereunder is a durable power of attorney and shall survive the bankruptcy or dissolution of such Stockholder. Subject to Section 3.2(b) with respect to the Released Shares following the Trigger Date, other than as provided in this Section 2.3 and other than the granting of proxies to vote Covered Company Shares at the Company’s annual meeting to be held June 10, 2014 with respect to the matters set forth in the proxy materials therefor filed with the SEC on April 30, 2014 (other than proposal five to the extent it involves any matter described in Section 2.1(a)), in each case in accordance with the recommendation of the Board of Directors of the Company, no Stockholder shall directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder’s Covered Company Shares. For Covered Company Shares as to which any Stockholder is the Beneficial Owner but not the holder of record, such Stockholder shall cause any holder of record of such Covered Company Shares to grant to the Grantees a proxy to the same effect as that described in this Section 2.3. Parent may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to such Stockholder. Parent or its designee may not exercise this irrevocable proxy on any matter except as provided in this Article II.

ARTICLE III

OTHER COVENANTS

Section 3.1 Restrictions on Transfers. Subject to Section 2.1(c)(ii), each Stockholder hereby agrees that, from and after the date hereof until the earlier to occur of the Effective Time or the termination of the Merger Agreement in accordance with its terms, (i) such Stockholder shall not, without the prior written consent of Parent, directly or indirectly, offer to Transfer, Transfer, or consent to a Transfer of, any Covered Company Shares, unless such Transfer is a Permitted Transfer and (ii) any Transfer in violation of this provision shall be void.

Section 3.2 No Solicitation.

(a) Each Stockholder shall, and each Stockholder shall cause each of its Subsidiaries and controlled Affiliates, and shall use reasonable best efforts to cause its and their Representatives or any other Person acting on its or their behalf to, immediately cease any discussions or negotiations with any Person that may be ongoing with respect to a Takeover Proposal. From the date hereof until the Termination Date, each Stockholder shall not, and each Stockholder shall cause each of its Subsidiaries and controlled Affiliates and shall use reasonable best efforts to cause its and their Representatives or any other Person acting on its or their behalf not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or knowingly facilitate or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Takeover Proposal.

(b) Notwithstanding the foregoing Section 3.2(a), (i) each Stockholder may, and may authorize its Affiliates (other than the Company and its Subsidiaries) or Representatives to, provide non-public information to, and participate in discussions or negotiations, with any Person if and to the extent that the Company is permitted to provide non-public information to, or engage in discussions or negotiations with, such Person in accordance with the Merger Agreement, and (ii) from and after a Company Adverse Recommendation Change made in compliance with the Merger Agreement in connection with a Superior Proposal, Sections 2.2 (other than clause (c)), 2.3 and 3.1 shall apply only with respect to the Locked Up Shares and the Stockholders, in their respective sole discretion, may enter into any voting agreement, proxy, consent or power of attorney with respect to, or Transfer, any Covered Company Shares (other than Locked-Up Shares).

Section 3.3 Waiver of Appraisal Rights; Litigation. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the Merger that it may at any time have under applicable Law. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

Section 3.4 Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Shares” and “Covered Company Shares” shall be deemed to refer to and include all such stock dividends and distributions and any Securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 3.5 Termination of Certain Agreements. Each Stockholder shall take all necessary action to, effective immediately prior to the Effective Time, terminate (a) that certain Registration Rights Agreement, dated April 3, 2013, among the Company and the other parties thereto, (b) that certain Stockholders Agreement, dated April 3, 2013, among the Company and the other parties thereto and (c) all other agreements between such Stockholder and the Company or a Company Subsidiary, without any liability or obligation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants, jointly and severally, to Parent as follows:

(a) Organization. Such Stockholder is duly incorporated or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation.

(b) Authority; Execution and Delivery; Enforceability. Such Stockholder has full corporate or other entity power and authority and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance and compliance by such Stockholder with each of its obligations herein and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Stockholder. Such Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent of this Agreement, this Agreement constitutes such Stockholder’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. Neither such Stockholder nor any of its “affiliates” (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an “interested stockholder” (as defined in Section 3-601 of the MGCL) of Parent.

(c) Ownership of Shares. As of the date hereof, such Stockholder is the sole Beneficial Owner and (except as may be set forth on Schedule I hereto) sole owner of record of the Existing Shares set forth opposite such Stockholder’s name on Schedule I hereto, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of such Existing Shares) other than this Agreement and any limitations or restrictions imposed under applicable securities Laws, and such Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by such Stockholder. As of the date hereof, such Stockholder is neither the Beneficial Owner nor the owner of record of any shares of Parent common stock, par value $0.01 per share.

(d) No Conflicts. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Constituent Documents of such Stockholder or of the Company, (ii) violate any (A) Law or (B) Order, in either case, applicable to such Stockholder or any of their respective properties or assets, (iii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of such Stockholder under, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clauses (ii)(A) or (iii), for such violations as, individually or in the aggregate, would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(e) Consents and Approvals. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not require any Consent of, or Filing with, any Governmental Entity (excluding filings with the SEC under applicable securities Laws).

(f) Legal Proceedings. There are no Proceedings pending, or to the knowledge of such Stockholder, threatened against such Stockholder or any of their respective assets, rights or properties or any of the officers or directors of such Stockholder, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Neither such Stockholder nor any of its properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(g) Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company (or any of their Subsidiaries) in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 4.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

(a) Organization. Parent is duly incorporated, validly existing and in good standing under the Laws of the State of Maryland.

(b) Authority; Execution and Delivery; Enforceability. Parent has full corporate power and authority and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the performance and compliance by Parent with each of its obligations herein have been duly authorized by all necessary corporate action on the part of Parent. Parent has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by each Stockholder of this Agreement, this Agreement constitutes Parent’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c) No Conflicts. Neither the execution and delivery of this Agreement by Parent nor compliance by Parent with any of the terms or provisions hereof will (i) conflict with or violate any provision of the Constituent Documents of Parent, (ii) violate any (A) Law or (B) Order, in either case, applicable to Parent or its properties or assets, (iii) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent under, any of the terms, conditions or provisions of any Contract to which Parent is a party, or by which its or its properties or assets may be bound or affected, except, in the case of the foregoing clauses (ii)(A) or (iii), for such violations as, individually or in the aggregate, would not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of this Agreement by the mutual written consent of Parent and the Stockholders; (b) the valid termination of the Merger Agreement in accordance with its terms prior to the Effective Time; (c) the Effective Time; and (d) the making of any change, by written amendment or written modification, in accordance with Section 8.1 of the Merger Agreement, to any provision of the Merger Agreement that reduces or changes the form of consideration payable pursuant to the Merger Agreement, in each case with respect to this clause (d) without the prior written consent of the Stockholders. In the event of the termination of this Agreement in accordance with this Section 5.1 (the date of a valid termination of this Agreement, being the “Termination Date”), this Agreement shall forthwith become void and have no effect, and there shall not be any liability or obligation on the part of any Party hereto, other than this Section 5.1 and Article VI, which provisions shall survive such termination; provided, however, that nothing in this Section 5.1 shall relieve any Party from liability for any breach of any representation, warranty, covenant or other agreement contained in this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Publication. Each Stockholder (i) hereby consents to and authorizes the publication and disclosure by Parent and the Company in any press release or in the Joint Proxy Statement, Form S-4 (including all documents and schedules filed with the SEC) or other disclosure document required in connection with the Merger Agreement or the transactions contemplated thereby, its identity and ownership of shares of Company Common Stock and the existence and terms of this Agreement and the other Ancillary Agreements, and (ii) hereby agrees to reasonably cooperate with Parent in connection with such filings. As promptly as practicable, each Stockholder shall notify Parent of any required corrections with respect to any information supplied by Stockholder, if and to the extent such Stockholder becomes aware that any such information shall have become false or misleading in any material respect.

Section 6.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Company Shares. All rights, ownership and economic benefits of and relating to the Covered Company Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Company Shares, except as otherwise provided herein.

Section 6.3 Further Assurances. Each of the Parties agrees that it shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to give effect to the obligations of the Parties hereunder, including by executing and delivering such additional documents as may be reasonably necessary or desirable to effectuate this Agreement.

Section 6.4 Joint and Several Liability. The Stockholders hereby agree that all representations, warranties, covenants, agreements, liability and obligations under this Agreement are joint and several to the Stockholders, and each Stockholder will be liable to the fullest extent provided for in this Agreement for any breach, default, liability or other obligation of each of the other Stockholders.

Section 6.5 Amendment and Modification; Waiver. This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each of the Parties hereto. Any agreement on the part of a Party to any waiver of any obligation of the other Parties shall be valid only if set forth in an instrument in writing signed on behalf of such waiving Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 6.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent, to:

The Hillshire Brands Company

400 South Jefferson Street

Chicago, Illinois 60607

Attention: General Counsel

Telephone No.: (312) 614-7962

Facsimile No.: (312) 614-6533

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention:    Rodd M. Schreiber, Esq.

Telephone No.: (312) 407-0700

Facsimile No.: (312) 407-0411

and

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention:    Michael A. Civale, Esq.

Telephone No.: (212) 735-3000

Facsimile No.: (212) 735-2000

(b)	if to any Stockholder, to:

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Attention:    Daniel Lee

Telephone No.: (212) 583-5000

Facsimile No.: (212) 583-5749

with a copy to:

Pinnacle Foods Inc.

399 Jefferson Road

Parsippany, New Jersey 07054

Attention:    General Counsel

Telephone No.: (973) 541-6640

Facsimile No.: (973) 541-6693

and

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, 29th Floor

Los Angeles, CA 90067

Attention:    Daniel Clivner, Esq.

Telephone No.: (310) 407-7500

Facsimile No.: (310) 407-7502

Section 6.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (.pdf)), it being understood that all Parties need not sign the same counterpart.

Section 6.8 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Schedules hereto and, to the extent referred to in this Agreement, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) is not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and assigns.

Section 6.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

Section 6.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 6.11 Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others.

Section 6.12 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 6.13 Enforcement; Exclusive Jurisdiction. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. In addition, each of the Parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction is vested in the federal courts, any federal court located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 6.6.

Section 6.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 6.15 Capacity as a Stockholder. The Stockholders make their agreements and understandings herein solely in their capacities as record holders and Beneficial Owners of the Covered Company Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by a Representative of any Stockholder solely in his capacity as a director or officer of the Company.

Section 6.16 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (and in the case of the Stockholders, each of their general partners) and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, this Section 6.16 shall in no way be deemed to limit (a) the liability or obligations of any Party to the extent that such Party is required to cause it Subsidiaries or controlled Affiliates, or to use reasonable best efforts to cause its Representatives, to take any action or refrain from taking any action pursuant to this Agreement or (b) any remedy or rights available to Parent under the Merger Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Parent and each Stockholder have duly executed this Agreement, all as of the date first written above.

THE HILLSHIRE BRANDS COMPANY

By:	/s/ Sean M. Connolly
Name: Sean M. Connolly
Title: President and Chief Executive Officer

BLACKSTONE CAPITAL PARTNERS V L.P.

By:	Blackstone Management Associates V L.L.C.,
its general partner

By:	BMA V L.L.C.,
its sole member

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE CAPITAL PARTNERS V-AC L.P.

By:	Blackstone Management Associates V L.L.C.,
its general partner

By:	BMA V L.L.C.,
its sole member

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V L.P.

By:	BCP V Side-by-Side GP L.L.C.,
its general partner

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V-SMD L.P.

By:	Blackstone Family GP L.L.C.,
its general partner

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE PARTICIPATION PARTNERSHIP V L.P.

By:	BCP V Side-by-Side GP L.L.C.,
its general partner

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BCPV PINNACLE HOLDINGS LLC

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

SCHEDULE I

EXISTING SHARES

Name	Existing Shares

Blackstone Capital Partners V L.P.	33,518,811

Blackstone Capital Partners V-AC L.P.	1,981,195

Blackstone Family Investment Partnership V-SMD L.P.	1,047,497

Blackstone Family Investment Partnership V L.P.	216,290

Blackstone Participation Partnership V L.P.	81,061

BCPV Pinnacle Holdings LLC	23,129,291